Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-1, No. 333-192064) of Hipcricket, Inc. of our report dated May 14, 2014, relating to the financial statements of Hipcricket, Inc. as of February 28, 2014 and 2013, and for the years then ended (which report expresses an unqualified opinion and includes an explanatory regarding Hipcricket, Inc.’s going concern uncertainty), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington
May 14, 2014